Exhibit 99.1

Investors:

Ryan Osterholm: 630-824-1907

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY, INC. REPORTS

SECOND QUARTER 2011 RESULTS

Lisle, Ill. (August 3, 2011) – SunCoke Energy, Inc. (NYSE: SXC) today reported second quarter 2011 net income attributable to net parent investment of $22.4 million, compared with net income attributable to net parent investment of $44.3 million for the same period in 2010.

Second Quarter 2011 Overview:

•	Revenues increased 8 percent to $378.0 million versus the second quarter 2010.

•

Operating income and Adjusted EBITDA were $21.4 million and $37.6 million, down 63 percent and 45 percent, respectively, compared to the second quarter 2010 primarily due to the impact of contractual amendments with ArcelorMittal.

•	Total coke production increased to 1.33 million tons.

•	Total domestic coke capacity utilization improved to 100% in the second quarter.

•	Compared to the first quarter 2011, Adjusted EBITDA rose 42 percent.

“We delivered improved operating and financial results in the second quarter versus the first quarter,” said Frederick “Fritz” Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “This performance was led by the Other Domestic Coke segment, particularly at our Indiana Harbor facility, where we improved results in the quarter but are still operating at higher operating and maintenance cost levels than we would like to see going forward. For the balance of the year, we remain focused on driving continued improvement at Indiana Harbor, executing a successful startup of operations at our new Middletown, Ohio facility while expanding our coal mining production.” Henderson further noted that, “We also recently marked important milestones, including the initial public offering of SunCoke Energy common stock and the signing of a memorandum of understanding with Global Coke Limited in India for a minority investment in this independent cokemaker.”

COMBINED RESULTS

	Three Months Ended June 30,
(In millions)	2011(1)	2010	Increase/ Decrease
Revenues	$378.0	$349.3	$28.7
Operating Income	$21.4	$57.9	$(36.5)
Adjusted EBITDA(2)	$37.6	$68.7	$(31.1)
Net Income Attributable to Net Parent Investment	$22.4	$44.3	$(21.9)

(1)	Reflects impact of contract amendments with ArcelorMittal that became effective in first quarter 2011. Had these revised provisions been in place in 2010, revenues, operating income, Adjusted EBITDA and net income attributable to net parent investment (assuming a tax rate of 37 percent) would have been $19.3 million, $19.3 million, $19.3 million and $12.2 million lower, respectively, in second quarter 2010.
(2)	See definitions of Adjusted EBITDA and Adjusted EBITDA/ton and reconciliations of Adjusted EBITDA elsewhere in this release.

Revenues increased for the quarter primarily due to higher sales in our Other Domestic Coke segment and the contribution from Harold Keene Coal Company, Inc. (HKCC), which was acquired in January 2011. These increases were offset by a lower sales price in the Jewell Coke segment resulting from contractual amendments with ArcelorMittal that became effective in the first quarter 2011. The contract amendments eliminated the fixed adjustment factor in the coke pricing formula and as a result, the impact of coal sales prices on the financial results of the Jewell Coke segment have been significantly reduced. The amendments also increased the operating cost and fixed fee components the Company receives under its Jewell Coke and Haverhill contracts with ArcelorMittal and extended the take-or-pay terms of these contracts to 2020.

Operating income, Adjusted EBITDA and net income attributable to net parent investment declined in the second quarter 2011 compared to the second quarter 2010 due to the impact of the contract amendment discussed above and higher costs primarily related to corporate spending associated with public company readiness and headquarters relocation. These decreases were partially offset by improvements at our Haverhill facility due to improved operating cost recovery and higher steam revenues and production volumes at our Granite City facility.

SEGMENT RESULTS

Jewell Coke

The Jewell Coke segment consists of the operations of the Company’s cokemaking facilities in Vansant, VA. Substantially all of the metallurgical coal used at our Jewell cokemaking facility is supplied from our coal mining operations.

	Three Months Ended June 30,		Increase/ Decrease
(In millions, except per ton amounts)	2011(1)	2010
Segment Earnings(2)	$11.6	$51.9	$(40.3)
Adjusted EBITDA(2)	$12.9	$53.0	$(40.1)
Sales Volumes (in thousand tons)	170	191	(21)
Adjusted EBITDA/Ton(2)	$76	$277	$(202)

(1)	Reflects impact of contract amendments with ArcelorMittal that became effective in first quarter 2011. Had these revised provisions been in place in 2010, segment earnings and adjusted EBITDA would have each been $23.6 million lower in the second quarter 2010.
(2)	See definitions of Segment Earnings, Adjusted EBITDA, and Adjusted EBITDA/ton and reconciliations of Adjusted EBITDA elsewhere in this release.

•

The decline in segment earnings and Adjusted EBITDA was largely driven by a $38.9 million decrease in operating margins, which were adversely impacted by lower sales pricing as a result of the contract amendments with ArcelorMittal and higher internal coal transfer pricing.

•	The ArcelorMittal contract amendments represented $23.6 million of the decline in operating margins.

•

Internal coal transfer pricing also negatively impacted Jewell Coke operating margins by $13.6 million, with a corresponding increase in the earnings of the Coal Mining segment, as coal transfer prices increased from $103.86 per ton in the second quarter 2010 to $156.12 per ton in the second quarter 2011. Had the internal transfer price of coal been equal to the contract price of $165 per ton in the Jewell segment’s coke sales price, earnings would have decreased by $2.3 million in the Jewell segment with an equal and offsetting increase in the Coal Mining segment, which would reduce adjusted EBITDA per ton to approximately $62 per ton.

•

In addition, lower sales volumes reduced segment earnings and Adjusted EBITDA by $3.5 million. The higher volume in second quarter 2010 was related to spot coke sales from inventory during the quarter.

Other Domestic Coke

Other Domestic Coke consists of our cokemaking facilities and heat recovery operations at the Indiana Harbor, Haverhill, and Granite City plants in East Chicago, Indiana, Franklin Furnace, Ohio and Granite City, Illinois, respectively. The Indiana Harbor cokemaking facility is owned by a partnership where third-party partners hold a combined 34 percent noncontrolling profit-sharing interest.

	Three Months Ended June 30,
(In millions, except per ton amounts)	2011	2010	Increase/ Decrease
Segment Earnings(1)(2)	$13.5	$8.6	$4.9
Adjusted EBITDA(2)	$25.3	$18.4	$6.9
Sales Volumes (in thousand tons)	757	718	39
Adjusted EBITDA/Ton(2)	$33	$26	$7

(1)	Excludes income (loss) attributable to noncontrolling investors in our Indiana Harbor cokemaking operations.
(2)	See definitions of Segment Earnings, Adjusted EBITDA, and Adjusted EBITDA/ton and reconciliations of Adjusted EBITDA elsewhere in this release.

•

The increase in segment earnings and Adjusted EBITDA is attributable to the previously discussed ArcelorMittal contract changes that increased operating cost reimbursement and fixed fee revenue by $4.3 million under the Haverhill-ArcelorMittal contract. Additionally, beginning in 2011, the operating cost reimbursement mechanism in the Haverhill-AK Steel contract changed from a fixed recovery mechanism to one based on annually budgeted costs, increasing operating cost recovery by $3.7 million. In addition, lower operating costs at Haverhill also contributed $1.5 million to the improvement in operating results in the second quarter 2011.

•	Higher steam sales at Granite City contributed $2.5 million in segment earnings.

•

These increases were partially offset by $7.5 million in lower operating margins at Indiana Harbor due to approximately $3.7 million of higher maintenance and repair costs to address oven reliability issues, which were not recoverable from our customer, $2.3 million in lower coal-to-coke yield results and a $1.2 million ($0.8 million attributable to net parent investment and $0.4 million attributable to noncontrolling interests) lower of cost or market adjustment on coke in inventory purchased to meet the projected Indiana Harbor production shortfall.

•

Based on the lower results of Indiana Harbor, operating income attributable to noncontrolling interests decreased segment earnings by $0.6 million in the second quarter 2011, a decrease of $1.6 million from the second quarter 2010.

•

Increased depreciation expense of $1.2 million at Granite City and $0.5 million at Haverhill related to prior year capital expenditures further decreased segment earnings for the second quarter 2011 compared to the second quarter 2010.

International Coke

The International Coke segment consists of a cokemaking facility in Vitória, Brazil, which we operate for a Brazilian affiliate of ArcelorMittal. The International Coke segment earns operating and technology licensing fees based on production and recognizes a dividend on its preferred stock investment, generally in the fourth quarter, assuming certain minimum production levels are achieved at the plant.

•

Segment earnings and Adjusted EBITDA both increased $0.8 million, to $0.8 million in the second quarter 2011. These increases are primarily due to currency transaction losses incurred in the second quarter 2010.

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia, and includes the results of the Harold Keene Coal Company, Inc. (HKCC), which was acquired in January 2011. A substantial portion of the metallurgical coal produced by our coal mining operations is sold to our Jewell segment for conversion into metallurgical coke.

	Three Months Ended June 30,		Increase/ Decrease
(In millions, except per ton amounts)	2011	2010
Segment Earnings	$6.0	$(1.8)	$7.8
Adjusted EBITDA(1)	$9.1	$0.1	$9.0
Sales Volumes (in thousand tons)(2)	334	314	20
Sales Price per ton (excludes transportation costs)(3)	$154.87	$103.90	$50.97
Adjusted EBITDA/Ton(1)	$27	$0	$27

(1)	See definitions of Segment Earnings, Adjusted EBITDA, and Adjusted EBITDA/ton and reconciliations of Adjusted EBITDA elsewhere in this release.
(2)	Includes intercompany and third party sales.
(3)	Includes sales to affiliates, including sales to Jewell Coke established via a transfer pricing agreement. The transfer price to Jewell Coke was $156.12 and $103.96 for the second quarter 2011 and the second quarter 2010, respectively.

•

Higher intersegment sales to the Jewell Coke segment, driven by an increase in transfer pricing, and higher third-party sales primarily drove the increase in segment earnings and adjusted EBITDA and were partially offset by an increase in operating costs.

•

Internal coal transfer pricing between Jewell Coke and Coal Mining segments have equal and offsetting impacts on segment earnings. In second quarter 2011, had the internal transfer price of coal been equal to the contract price of $165 per ton in the Jewell segment’s coke sales price, earnings would have increased by $2.3 million in the Coal Mining segment with an equal and offsetting decrease in the Jewell Coke segment, which would have increased Adjusted EBITDA per ton to approximately $34 per ton.

•

Operating costs increased due to operational disruptions from the interference with a gas well, lower productivity due to labor shortages, incremental costs associated with training and variations in the thickness and quality of coal seams that reduced Jewell production volumes.

Corporate and Other

•

Corporate expenses increased $7.9 million to $10.9 million for the three months ended June 30, 2011 compared to $3.0 million for the corresponding period of 2010. The increase in corporate expenses was driven by additional headcount required to operate as a public company and $4.0 million in restructuring costs. Net financing income was $3.5 million and $3.4 million in the three months ended June 30, 2011 and 2010, respectively.

COMBINED CASH FLOWS AND FINANCIAL POSITION

Cash Flows

•

Net cash provided by operating activities decreased by $168.0 million for the six months ended June 30, 2011 as compared to the corresponding period in 2010. The decrease was primarily attributable to increases in working capital in 2011, largely due to the increase in coke inventory to meet the projected shortfall at Indiana Harbor and to a lesser extent higher coal inventory, higher accounts receivable, lower accrued liabilities and lower net income.

•

Capital expenditures were $128.0 million during the six months ended June 30, 2011, up from $66.0 million for the same period in the prior year, primarily due to the construction of our new facility in Middletown, Ohio.

INITIAL PUBLIC OFFERING AND RELATED TRANSACTIONS

The financial results contained in this release relate to periods that ended prior to the completion of our initial public offering of 13,340,000 shares of common stock (the “IPO”) on July 26, 2011 and prior to the effective dates of the agreements we entered into with Sunoco, Inc. (“Sunoco”) in connection with the IPO and our separation from Sunoco. Consequently, the financial results and related discussion of financial condition and results of operations contained herein pertain to the operations that comprise the cokemaking and coal mining operations of Sunoco prior to their transfer to us.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for sales discounts and the deduction of income attributable to non-controlling interests in our Indiana Harbor cokemaking operations. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with our customers of a portion of nonconventional fuels tax credits, which reduce our income tax expense. However, we believe that our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit which is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also reflects the deduction of income attributable to noncontrolling interest in our Indiana Harbor cokemaking operations. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the Company’s net assets and is indicative of the Company’s ability to generate cash from operations. See the tables (unaudited) at the end of this release for reconciliations of net income and operating income to EBITDA and Adjusted EBITDA.

•	Adjusted EBITDA/Ton represents Adjusted EBITDA divided by tons sold.

•	Segment Earnings represents operating income attributable to net parent investment of our segments: Jewell Coke, Other Domestic Coke, International Coke and Coal Mining.

RELATED COMMUNICATIONS

SunCoke Energy, Inc. will host an investor conference call today at 5:00 PM ET (4:00 PM CT). This call will be webcast live and archived for replay in the Investor Relations section of the Company’s website at www.suncoke.com. To listen to the live call, dial 800-471-6718 (domestic) or 630-691-2735 (international), confirmation code: 30289205. Please connect at least 10 minutes prior to start time. A recorded replay will be available for seven days by calling 888-843-7419 (domestic) or 630-652-3042, confirmation code: 30289205#.

SunCoke Energy, Inc. filed its Form 10-Q for the quarter ended June 30, 2011 with the SEC today. You can access this filing on the Company’s website at www.suncoke.com or the SEC’s website at www.sec.gov.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. is the largest independent producer of metallurgical coke in the Americas, with more than 45 years of experience supplying coke to the integrated steel industry. Our advanced, heat recovery cokemaking process produces high-quality coke for use in steelmaking, captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our cokemaking facilities are located in Virginia, Indiana, Ohio, Illinois and Vitoria, Brazil, and our coal mining operations, which have more than 100 million tons of proven and probable reserves, are located in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

FORWARD LOOKING STATEMENTS

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon assumptions by the Company concerning future conditions, any or all of which ultimately may prove to be inaccurate, and upon the current knowledge, beliefs and expectations of Company management. These forward-looking statements are not guarantees of future performance. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of the Company) that could cause actual results to differ materially from those discussed in this release.

Such risks and uncertainties include economic, business, competitive and/or regulatory factors affecting the Company’s business, as well as uncertainties related to the outcomes of pending or future litigation, legislation, or regulatory actions. Among such risks are: changes in levels of production, production capacity, pricing and/or margins for metallurgical coal and coke; variation in availability, quality and supply of metallurgical coal used in the cokemaking process; effects of railroad, barge, truck and other transportation performance and costs; changes in the marketplace that may affect supply and demand for the Company’s metallurgical coal and/or coke products; relationships with, and other conditions affecting, customers; the deferral of contracted shipments of coal or coke by customers; ability to collect payments from customers; volatility and cyclical downturns in the carbon steel industry and other industries in which the Company’s customers operate; the ability to secure new coal supply agreements or to renew existing coal supply agreements or to enter into new long-term agreements for the supply of metallurgical coke to domestic and/or foreign steel producers; the ability to acquire or develop coal reserves in an economically feasible manner; defects in title or the loss of one or more mineral leasehold interests; effects of geologic conditions, weather, natural disasters and other inherent risks beyond the Company’s control; age of, and changes in the reliability, efficiency and capacity of the various equipment and operating facilities used in the Company’s coal mining and/or cokemaking operations, and in the operations of major customers and/or suppliers; changes in the expected operating levels of the Company’s assets; ability to meet minimum volume requirements, coal-to-coke yield standards and coke quality requirements in coke sales agreements; disruptions in the quantities of coal produced by contract mine operators; ability to obtain and renew mining permits, and the availability and cost of surety bonds needed in coal mining operations; availability of skilled employees and other workplace factors; changes in the level of capital expenditures or operating expenses, including any changes in the level of environmental capital, operating or remediation expenditures; effects of adverse events relating to the operation of the Company’s facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions); changes in product specifications; ability to identify, execute and integrate acquisitions and have them perform at anticipated levels; ability to enter into joint ventures and other similar arrangements under favorable terms; changes in the availability and cost of equity and debt financing; the amount of, and ability to service, outstanding indebtedness and to comply with the restrictions imposed by financing arrangements; changes in credit terms required by suppliers; changes in insurance markets impacting costs and the level and types of coverage available, and the financial ability of insurers to meet their obligations; changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories, leases and/or pensions; changes in financial markets impacting pension expense and funding requirements; risks related to labor relations and workplace safety; nonperformance or force majeure by, or disputes with or changes in contract terms with, major customers, suppliers, dealers, distributors or other business partners; changes in, or new, statutes, regulations, governmental policies and taxes, or their interpretations; the accuracy of estimates of reclamation and other mine closure obligations; the existence of hazardous substances or other environmental contamination on property owned or used by the Company; the availability of future permits authorizing the disposition of certain mining waste; claims of noncompliance with any statutory and regulatory requirements; changes in the status of, or initiation of new litigation, arbitration, or other proceedings to which the Company is a party or liability resulting from such litigation, arbitration, or other proceedings; the possibility that Sunoco may not affect its currently intended distribution of its remaining equity stake in the Company; and the Company’s incremental costs as a stand-alone public company. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company has included in filings with the Securities and Exchange Commission, cautionary language identifying other important factors (though not necessarily all such factors) that could cause future outcomes to differ materially from those set forth in the forward-looking statements. For more information concerning these factors, see the Company’s Securities and Exchange Commission filings available on the Company’s website at www.suncoke.com.

###

SunCoke

Combined Statements of Income

(Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2011	2010	2011	2010
	(Dollars in thousands)
Revenues
Sales and other operating revenue	$377,657	$350,345	$710,624	$678,569
Other income (loss)	301	(1,026)	652	(827)

Total revenues	377,958	349,319	711,276	677,742

Costs and operating expenses
Cost of products sold and operating expenses	319,214	266,803	600,543	518,986
Loss on firm purchase commitments	—	—	18,544	—
Selling, general and administrative expenses	22,704	13,550	38,864	26,805
Depreciation, depletion and amortization	14,605	11,107	27,625	21,819

Total costs and operating expenses	356,523	291,460	685,576	567,610

Operating income	21,435	57,859	25,700	110,132

Interest income—affiliate	5,680	6,035	11,362	11,779
Interest income	83	4	118	31
Interest cost—affiliate	(1,723)	(1,701)	(3,223)	(3,092)
Capitalized interest	399	127	711	215

Total financing income, net	4,439	4,465	8,968	8,933

Income before income tax expense	25,874	62,324	34,668	119,065
Income tax expense	1,881	14,774	5,020	28,776

Net income	23,993	47,550	29,648	90,289
Less: Net income (loss) income attributable to noncontrolling interests	1,573	3,256	(4,598)	6,972

Net income attributable to net parent investment	$22,420	$44,294	$34,246	$83,317

SunCoke

Combined Balance Sheets

	June 30, 2011 (Unaudited)	December 31, 2010
	(Dollars in thousands)
Assets
Cash and cash equivalents	$30,471	$40,092
Accounts receivable	71,671	44,606
Inventories	144,154	106,610
Interest receivable from affiliate	3,637	—
Deferred income taxes	552	1,140

Total current assets	250,485	192,448

Notes receivable from affiliate	289,000	289,000
Investment in Brazilian cokemaking operations	40,976	40,976
Properties, plants and equipment, net	1,311,621	1,173,518
Lease and mineral rights, net	53,990	6,690
Goodwill	9,388	3,400
Deferred charges and other assets	17,132	12,434

Total assets	$1,972,592	$1,718,466

Liabilities and Equity
Advances from affiliate	$1,033,237	$888,512
Accounts payable	131,897	106,350
Accrued liabilities	46,057	53,158
Taxes payable	10,065	7,704

Total current liabilities	1,221,256	1,055,724

Payable to affiliate	54,092	55,813
Accrual for black lung benefits	27,247	26,605
Retirement benefit liabilities	44,472	42,854
Deferred income taxes	134,681	85,930
Asset retirement obligations	12,070	11,014
Other deferred credits and liabilities	21,493	11,185
Commitments and contingent liabilities

Total liabilities	1,515,311	1,289,125

Equity
Net parent investment	403,265	369,541
Noncontrolling interests	54,016	59,800

Total equity	457,281	429,341

Total liabilities and equity	$1,972,592	$1,718,466

SunCoke

Combined Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30
	2011	2010
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$29,648	$90,289
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on firm purchase commitment	18,544	—
Depreciation, depletion and amortization	27,625	21,819
Deferred income tax expense	5,151	7,530
Payments in excess of expense for retirement plans	(225)	(4,191)
Changes in working capital pertaining to operating activities:
Accounts receivable	(23,795)	42,501
Inventories	(34,540)	(272)
Accounts payable and accrued liabilities	(5,105)	28,924
Taxes payable	2,361	1,263
Other	(3,248)	(3,466)

Net cash provided by operating activities	16,416	184,397

Cash Flows from Investing Activities:
Capital expenditures	(127,965)	(65,966)
Acquisition of business, net of cash received	(37,575)	—
Proceeds from sales of assets	—	573

Net cash used in investing activities	(165,540)	(65,393)

Cash Flows from Financing Activities:
Net increase (decrease) in advances from affiliate	144,725	(100,004)
Repayments of notes payable assumed in acquisition	(2,315)	—
Increase (decrease) in payable to affiliate	(1,721)	21,525
Cash distributions to noncontrolling interests in cokemaking operations	(1,186)	(14,909)

Net cash provided by (used in) financing activities	139,503	(93,388)

Net increase (decrease) in cash and cash equivalents	(9,621)	25,616
Cash and cash equivalents at beginning of period	40,092	2,741

Cash and cash equivalents at end of period	$30,471	$28,357

SunCoke

Segment Data

(Unaudited)

	For Three Months Ended June 30		For Six Months Ended June 30
	2011	2010	2011	2010
	(Dollars in thousands, except per ton data)
Sales and other operating revenues:
Jewell Coke	$62,136	$91,743	$126,147	$177,470
Other Domestic Coke	299,835	249,001	547,280	481,258
International Coke	9,979	9,439	19,673	19,515
Coal Mining	5,707	162	17,524	326
Coal Mining intersegment sales	46,199	32,604	85,006	66,451
Elimination of intersegment sales	(46,199)	(32,604)	(85,006)	(66,451)

Total	$377,657	$350,345	$710,624	$678,569

Earnings:
Jewell Coke	$11,559	$51,945	$29,512	$101,544
Other Domestic Coke(1)	13,465	8,557	11,143	8,852
International Coke	788	(18)	1,724	540
Coal Mining	5,964	(1,818)	7,541	1,171
Corporate and Other:
Corporate expenses	(10,935)	(3,043)	(17,664)	(6,907)
Net financing(1)	3,460	3,445	7,010	6,893

Pretax income attributable to net parent investment	24,301	59,068	39,266	112,093
Income tax expense	1,881	14,774	5,020	28,776

Net income attributable to net parent investment	$22,420	$44,294	$34,246	$83,317

Coke Operating Data:
Capacity Utilization (%)
Jewell Coke	99	99	98	99
Other Domestic Coke	100	95	97	93
Total	100	96	97	94

Coke production volumes (thousands of tons):
Jewell Coke	177	178	351	355
Other Domestic Coke	745	705	1,432	1,370
International Coke—operated facility	412	422	776	835

Coke sales volumes (thousands of tons):
Jewell Coke	170	191	345	363
Other Domestic Coke	757	718	1,454	1,379

Total	927	909	1,799	1,742

Coal Operating Data(2):
Coal sales volumes (thousands of tons):
Internal use	293	314	593	641
Third parties	41	—	127	—

Total	334	314	720	641

Coal production (thousands of tons)(3)	340	265	675	576
Purchased coal (thousands of tons)	24	23	75	41
Coal sales price per ton (excludes transportation costs)(4)	$154.87	$103.90	$142.10	$103.73
Coal cash production cost per ton(5)	$126.29	$104.33	$121.09	$95.08
Purchased coal cost per ton(6)	$84.66	$48.63	$117.53	$46.07
Total coal production cost per ton(7)	$131.33	$104.71	$128.41	$97.29

(1)	Excludes income (loss) attributable to noncontrolling investors in our Indiana Harbor cokemaking operations.
(2)	Includes production from company and contractor-operated mines.
(3)	Includes HKCC coal production of 84 thousand tons and 150 thousand tons for the second quarter and first six months of 2011, respectively.
(4)

Includes sales to affiliates, including sales to Jewell Coke established via a transfer pricing agreement. The transfer price per ton to Jewell Coke was $156.12 and $103.86 for the second quarter 2011 and 2010, respectively, and $144.99 and $103.71 for the first six months of 2011 and 2010, respectively.

(5)	Mining and preparation costs for tons produced, excluding depreciation, depletion and amortization, divided by coal production volume.
(6)	Costs of purchased raw coal divided by purchased coal volume.
(7)

Cost of mining and preparation costs, purchased raw coal costs, and depreciation, depletion and amortization divided by coal sales volume. Depreciation, depletion and amortization per ton were $9.50 and $6.12 for the second quarter of 2011 and 2010, respectively and $8.19 and $5.79 for the first six months of 2011 and 2010, respectively.

SunCoke

Reconciliations of Adjusted EBITDA to Operating Income and Net Income

	Three Months Ended June 30, 2011
	(Dollars in thousands)
	Jewell Coke	Other Domestic Coke	Internat’l Coke	Coal Mining	Corporate and Other	Combined
Net Income						$23,993
Add: Depreciation, depletion and amortization						14,605
Subtract: Interest income (primarily from affiliates)						(5,763)
Add: Interest cost - affiliate						1,723
Subtract: Capitalized interest						(399)
Add: Income tax expense						1,881

EBITDA	$12,892	$23,695	$843	$9,144	$(10,534)	$36,040
Add: Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	—	3,174	—	—	—	3,174
Add (Subtract): Net (income) loss attributable to noncontrolling interests	—	(1,573)	—	—	—	(1,573)

Adjusted EBITDA	$12,892	$25,296	$843	$9,144	$(10,534)	$37,641

Operating income (loss)	$11,559	$14,059	$788	$5,964	$(10,935)	$21,435
Add: Depreciation, depletion and amortization	1,333	9,636	55	3,180	401	14,605

EBITDA	$12,892	$23,695	$843	$9,144	$(10,534)	$36,040

	Three Months Ended June 30, 2010
	(Dollars in thousands)
	Jewell Coke	Other Domestic Coke	Internat’l Coke	Coal Mining	Corporate and Other	Combined
Net Income						$47,550
Add: Depreciation, depletion and amortization						11,107
Subtract: Interest income (primarily from affiliates)						(6,039)
Add: Interest cost - affiliate						1,701
Subtract: Capitalized interest						(127)
Add: Income tax expense						14,774

EBITDA	$53,044	$18,716	$7	$107	$(2,908)	$68,966
Add: Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	—	2,980	—	—	—	2,980
Add (Subtract): Net (income) loss attributable to noncontrolling interests	—	(3,256)	—	—	—	(3,256)

Adjusted EBITDA	$53,044	$18,440	$7	$107	$(2,908)	$68,690

Operating income (loss)	$51,945	$10,793	$(18)	$(1,818)	$(3,043)	$57,859
Add: Depreciation, depletion and amortization	1,099	7,923	25	1,925	135	11,107

EBITDA	$53,044	$18,716	$7	$107	$(2,908)	$68,966